Exhibit 10.112

December 11, 2012

Carla Shumate
813 Holston Avenue

Bristol, Tennessee 37620

Dear Carla,

It is with great pleasure that I extend to you an offer of employment for the position of Senior Vice President with Tree.com, Inc. (“Company”), located in Charlotte, North Carolina.  Pending Board approval, you will also serve as the Company’s Chief Accounting Officer, effective on January 31, 2013.  We are excited about having you join us!

You will report directly to Alex Mandel, Chief Financial Officer, and you will be based in the Company’s Corporate office in Charlotte, North Carolina.  You will begin work on Wednesday, December 12, 2012 at 9:00 AM.

Highlights of your offer of employment are outlined below:

Base Pay:  You will be paid on an exempt basis at a bi-weekly rate of $7,692.30 ($200,000 annualized).

Bonus: You will be eligible to receive an annual incentive bonus with a target of 30% of your Base Salary.  Payouts can be greater than or less than target (and may be zero in any particular year) and are a function of individual and company performance as well as the recommendations of management and the discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).  Please note that all applicable deductions will be made from bonus checks, such as 401k contributions (if any), Federal and State taxes, etc.

Equity:  Subject to the approval of the Compensation Committee, you will be eligible to receive an award of 6,000 Restricted Stock Units (RSUs) under the Third Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the “Plan”).  If approved, you will receive an award notice providing the details of your grant (including the Terms and Conditions), and an account will be established for you at Smith Barney, the Plan administrator.  On the Smith Barney website, you can find detailed information on your award, as well as the Terms and Conditions and the Plan.  Your grant will be governed by the award notice, the Terms and Conditions and the Plan.  Please review all of this documentation carefully for a more complete description of your grant, and note that you will be required to acknowledge and accept the Terms and Conditions.  Your failure to do so may result in the nullification of your award.

Relocation:  You will be provided a relocation package of up to $25,000 to assist with your relocation to the Charlotte, NC area.  This package will include items like temporary living in Charlotte for the time you begin work until the time you relocate and shipment of your household goods up to the cap of $25,000.  (The Company’s expectation is that you will relocate during early Summer of 2013.)  In the event you voluntarily leave the Company less than 18 months from your date of relocation, you agree to reimburse the Company for the amount of the relocation assistance on a prorated basis, based on the length of time actually worked.

Benefits:  You will be eligible to participate in the Company’s benefits plans, including medical, dental, vision, group life insurance, disability and other benefits, effective on the 31st day of your employment.

Paid Time Off:  After you’ve completed 60 days of employment as a regular full-time employee, you’re eligible to take reasonable amounts of time off with pay with your manager’s approval.  Your manager will approve or not approve time off based on performance, business necessity, and any other factors important to the successful operation of your department.

Retirement:  You will be eligible to participate in the Company’s Retirement Savings Plan (a 401(k) plan) on your date of hire.  You may contribute between one percent (1%) and fifty percent (50%) of pay on a pre-tax basis and between one percent (1%) and ten percent (10%) on an after-tax basis.  As a convenience, approximately 90 days after your date of hire, you will be automatically enrolled in the Plan with a pre-tax deferral rate of three percent (3%) of your eligible earnings, contributed via payroll deductions.  You may opt out at any time, even before the first deduction is taken, by contacting the Company’s Benefits Department.

Additional Employment Terms:  If your employment is terminated for a reason other than cause in the 12 months following your date of hire, the company will pay you severance of six months base pay (once you’ve signed the appropriate legal release).  This severance will be paid on regularly scheduled pay dates and will be discontinued should you find other employment.

The Company reserves the right to modify its compensation and benefits programs at any time.

The Company is an at-will employer, and it reserves the right to change the terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work.  Neither this offer letter nor any other written or verbal communications are intended to create a contract of employment or a promise of long-term employment.  All employment with the Company is at will.

This offer of employment is contingent upon:

•                  Full compliance with the Immigration Reform and Control Act of 1986 (I9) which requires new employees to provide documentation/identification to establish both identity and work authorization within 3 days of their hire.

•                  Successful completion of criminal background check, credit check, references, employment/ education verifications.

You agree that you will not, while employed by the Company and for one (1) year thereafter:

a.              Work for (as an employee, consultant or independent contractor) or own* greater than five percent (5%) of shares in a publicly traded company or entity that competes with the Company.  For the purposes of this restriction, “work” shall mean provide services similar to the services that you perform for the Company.

*Ownership of less than five percent (5%) of shares in a publicly traded company does not violate this provision.

b.              Solicit customers with whom you have direct business dealing with as part of your work for the Company to be customers of services that are competitive with the services of the Company.

c.               Attempt to persuade other Company employees who you supervise or have direct contact with to leave the Company.

The above restrictions are intended to protect important legitimate business interests of the Company and are not meant to prevent you from obtaining future work or earning a living.  You understand that if you do not adhere to these restrictions, the Company will have the right to seek enforcement and remedy.

If you choose to accept this offer of employment pursuant to the terms set forth above, please sign below and fax a copy to Talent Acquisition at 704-353-7261.  Return the original, signed letter to Talent Acquisition on or before your first day of employment.

We are excited to have you as a member of our team and know you will find your new role challenging, exciting and rewarding.  Congratulations — and welcome to the team!

Sincerely,

/s/ Claudette Hampton

Claudette Hampton
Senior Vice Present, Human Resources & Administration

Agreed and accepted:

/s/ Carla Shumate	December 12, 2012
Carla Shumate	Date